Exhibit 10.2
October 26, 2005
Charlene Friedman, Esq.
143 Seminary Drive
Menlo Park, CA 94025
Dear Charlene:
On behalf of VNUS Medical Technologies, Inc. (“VNUS” or the “company”), I am pleased to offer you the position of Vice President and General Counsel, reporting to the President and CEO. In making this offer we are expressing our enthusiastic support of your abilities to help VNUS become a great success. You bring a skill set to this company that is essential to achieving our goals, both short and long term. The purpose of this letter is to offer you a position and detail the terms of your employment.

Job Title:	Vice President and General Counsel

Starting Date:	Wednesday, November 9, 2005, or an earlier mutually agreed date.

Salary:	$215,000, payable in accordance with the company’s standard payroll policies (currently bi-monthly). Your initial performance review will be performed with an effective date of January 1, 2006. You are also eligible to participate in the company’s officer 2005 bonus plan for a maximum bonus of approximately 25 percent of annual salary, pro-rated to your date of hire. We currently anticipate the 2005 bonus achievement to be in the range of 12 to 14 percent.

Stock:	You will be granted stock options for 60,000 VNUS common shares on your first day of employment. These options will be exercisable at the fair market value of the shares on the date of your first day of employment, and will vest 25 percent (15,000 shares) at the end of your first year of employment and 1/36th (1,250 shares) of the remaining balance for each month thereafter for an additional 36 months, for a total vesting period of 4 years. These options may be exercised up to 10 years from the date of grant so long as you are an employee of the company.

You will also be granted 20,000 shares of restricted stock units at $.00/unit on your first day of employment. These shares will vest 25 percent at the end of your first year of employment (5,000 shares); and 2500 shares every six months for an additional 36 months, for a total vesting period of 4 years.

Benefits:	The company will provide to you, medical, dental and vision coverage beginning the first of the month after your start date. For an additional monthly charge, coverage for your spouse and children may also be added. You are eligible to participate in the company’s 401(k) plan beginning the first of the month after your start date.

Life insurance coverage equal to twice your annual salary is provided to you as part of the employee benefits program. Long-term disability insurance is also provided after one month of employment. To help employees pay for healthcare and dependent care expenses, the company has adopted a flexible spending/reimbursement accounts program. This allows you to pay for out-of-pocket medical, dental, and vision costs, as well as dependent care expenses, with pre-tax wages.

Paid Time Off:	You are eligible to accrue 18 days of Paid Time Off during your first year of employment. Two days of PTO accrual are added for each year of service up to a maximum of 28 days per year. You may accumulate up to 25 days of banked PTO-time. In addition, in 2005, the company will be closed for 11 holidays including the days from December 26 to December 30.
This offer is contingent upon your executing VNUS’ Proprietary Information and Inventions Agreement for new employees, signing the Arbitration Agreement, and providing the company with the legally required proof of your identity and authorization to work in the United States within 72 hours of your first day of employment. VNUS is an at-will employer. Employment-at-will may be terminated with or without cause, and with or without notice at any time, by the employee or the company.
This offer will remain in effect through November 1, 2005. If you do accept, and I sincerely hope you will, please fax an endorsed letter to HR’s confidential fax at 408-944-0429, and return an original signed copy by mail shortly thereafter.
Charlene, we believe you will be an outstanding addition to the company. We have an exciting opportunity ahead of us to which you can make a significant contribution. We look forward to working with you in a productive and mutually beneficial relationship.

Sincerely,	Foregoing terms and conditions hereby accepted:

/s/ Brian E. Farley	/s/ Charlene Friedman	11-9-05

Brian E. Farley	Charlene Friedman	Date
President and
Chief Executive Officer